Exhibit 99.1

Investor Contact:

John Mills

Managing Partner

ICR 646-277-1254

Limoneira Company Announces Second Quarter Fiscal Year 2018 Financial Results

- Second Quarter 2018 Lemon Revenue Increased 28% to $33.6 Million Compared to Prior Year Period -

-Second Quarter 2018 Operating Income Grew 51% to $9.4 Million-

- Earnings Per Diluted Share for Second Quarter 2018 was $0.44 compared to $0.24 for Prior Year Period -

- Company Reiterates Fiscal Year 2018 Adjusted EPS Guidance Range of $0.65 -$0.75 and provides Insight into Longer-Term Growth Opportunities-

Santa Paula, CA., June 11, 2018 - Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading global agribusiness with prime agricultural land and operations, real estate and water rights in California, Arizona and Chile today reported financial results for the second quarter ended April 30, 2018.

Fiscal Year 2018 Second Quarter Results

For the second quarter of fiscal year 2018, total net revenue increased 17% to $43.1 million, compared to total net revenue of $36.9 million in the second quarter of the previous fiscal year. Agribusiness revenue was $41.9 million, compared to $35.4 million in the second quarter last year, primarily due to stronger lemon sales. Rental operations revenue was $1.3 million in the second quarter of fiscal year 2018, which compared to $1.5 million in last year’s second quarter. There were no real estate development revenues in the second quarter of fiscal year 2018 or 2017.

Agribusiness revenue for the second quarter of fiscal year 2018 includes $33.6 million in lemon sales, compared to $26.2 million of lemon sales during the same period of fiscal year 2017, with the increase primarily the result of higher volume of fresh lemons and higher prices compared to the same period in fiscal year 2017. Approximately 1,157,000 cartons of fresh lemons were sold during the second quarter of fiscal year 2018 at a $23.42 average price per carton compared to approximately 958,000 cartons sold at a $21.50 average price per carton during the second quarter of fiscal year 2017. Avocado revenue for the second quarter of fiscal year 2018 was $0.9 million, compared to $2.0 million in the same period last year, primarily the result of lower prices and volume compared to the same period in fiscal year 2017. The Company recognized $5.2 million of orange revenue in the second quarter of fiscal year 2018, compared to $4.9 million in the same period of fiscal year 2017, primarily attributable to higher prices of oranges sold, partially offset by lower volume compared to the same period in fiscal year 2017. Specialty citrus and other crop revenues were $2.1 million in the second quarter of fiscal year 2018, compared to $2.3 million in the second quarter of fiscal year 2017.

Total costs and expenses for the second quarter of fiscal year 2018 increased to $33.8 million, compared to $30.7 million in the second quarter of last fiscal year. The second quarter of fiscal year 2018 increase in operating expenses was primarily attributable to increases in agribusiness and selling, general and administrative costs and expenses. Costs associated with our agribusiness include increases in packing costs, harvest costs, growing costs, costs related to the fruit we procure and sell for third-party growers and depreciation expense.

Operating income for the second quarter of fiscal year 2018 increased to $9.4 million, compared to income of $6.2 million in the second quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2018 was $6.5 million and compares to $3.4 million in the second quarter of fiscal year 2017. Net income per diluted share for the second quarter of fiscal year 2018 was $0.44 compared to net income per diluted share of $0.24 for the same period of fiscal year 2017, based on approximately 15.0 million and 14.7 million, respectively weighted average diluted common shares outstanding versus the prior year.

EBITDA was $11.0 million in the second quarter of fiscal year 2018 compared to $7.7 million in the same period of fiscal year 2017. A reconciliation of EBITDA to net income is provided at the end of this release.

Fiscal Year 2018 First Six Months Results

For the six months ended April 30, 2018, revenue was $74.7 million, compared to $65.0 million in the same period last year. Operating income for the first six months of fiscal year 2018 was $7.6 million, compared to an operating income of $3.0 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $15.0 million for the first six months of fiscal year 2018, compared to net income of $1.2 million in the same period last year. Net income per diluted share for the first six months of fiscal year 2018 was $1.02, compared to a net income per diluted share of $0.08 in the same period of fiscal 2017. Due to the Tax Cuts and Jobs Act of 2017, the Company recognized a non-cash $10.0 million, or $0.67 per diluted share, one-time tax benefit associated with the decrease in its deferred tax liability balance during the first quarter of fiscal year 2018. This tax benefit represents a provisional amount based on the Company’s current best estimates. Excluding this non-cash tax benefit, diluted net income per share for the first six months of fiscal year 2018 was $0.35.

EBITDA for the first six months of fiscal year 2018 was $11.2 million, compared to EBITDA of $6.4 million in the same period last year. A reconciliation of EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

During the first six months of fiscal year 2018, net cash provided by operating activities increased to $7.1 million, compared to $2.5 million in the prior year. Net cash used in investing activities was $8.8 million, compared to a $16.0 million use in the prior year. The Company contributed $3.5 million to the East Area 1 real estate development joint venture in the first six months of fiscal year 2018, which compares to a $4.5 million contribution made to the joint venture in the first six months of fiscal year 2017. Net cash provided by financing activities was $1.8 million in the first six months of fiscal year 2018, compared to $13.6 million in the same period last year.

Long-term debt as of April 30, 2018 was $107.7 million, compared to $102.1 million at the end of fiscal 2017.

Real Estate Development

On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project. The first phase of the project broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. In December 2017, the Company was granted a Recordation of Final Tract 5854 Map which subdivides the project’s three main parcels of land into legal lots for the parks, schools, recreations area, commercial areas, open space, and the backbone streets. The joint venture has begun Phase 1 site improvements and is currently engaged with potential homebuilders in the lot bidding process, which puts the project on track to close initial lot sales in the first quarter of fiscal year 2019.

Limoneira Lewis Community Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira Company and Lewis that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 65% of the net cash flows from the project, based on projected cash flow milestones, which are estimated to aggregate approximately 70% of total net cash flows to Limoneira, including Lewis’ $20.0 million investment in the joint venture, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $7.5 million to the joint venture in fiscal year 2017, $2.3 million in fiscal year 2016 and an additional $3.5 million in the first quarter of fiscal year 2018, matching Lewis’ contributions to fund ongoing development activities.

In February 2013, the Company entered into an option agreement for the purchase of a 7-acre parcel adjacent to its East Area II commercial real estate development project. In February 2018, the Company exercised its option and purchased the property for $3,145,000. This property is located along the south side of California Highway 126, directly across from Harvest at Limoneira, and is suited for commercial and/or industrial development. This property provides essential freeway access to the project and the Company expects that development of East Area II will closely follow the build-out of Harvest at Limoneira.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "Record lemon sales combined with strong orange sales and leverage from our packing house drove a 50% increase in operating income. We have built a tremendous platform at Limoneira and are very well positioned to dramatically expand our fresh citrus offering nationally and globally for many years to come.”

Mr. Edwards concluded, "As we enter the third quarter of fiscal 2018, we remain confident the key drivers of our agribusiness that drove our record first half performance will remain in place in the second half. Even with lower avocado pricing compared to last year, we are confident we will achieve our full year fiscal 2018 guidance targets. In addition to our core agribusiness, our real estate venture, Harvest at Limoneira, is on schedule and we expect the project to realize cash flow from lot sales beginning in the first quarter of fiscal year 2019.”

Reiterating Fiscal Year 2018 Outlook

The Company is reiterating its fiscal year 2018 guidance. It continues to expect to achieve fiscal year 2018 adjusted earnings per diluted share in a range of $0.65 to $0.75 per share. Importantly, this guidance excludes the one-time deferred tax benefit of $0.67 per diluted share that the Company recognized in the first fiscal quarter of 2018. Inclusion of the Company’s deferred tax benefit results in fiscal year earnings per share guidance of $1.32 to $1.42 per share.

The Company continues to expect to sell between 3.1 million and 3.3 million cartons of fresh lemons at an average price of approximately $24.50 per carton, and expects to sell approximately 6.0 to 6.5 million pounds of avocados at approximately $1.30 per pound. The Company expects operating income for fiscal year 2018 to be approximately $15.7 million to $17.8 million. Fiscal year 2018 EBITDA is expected to be in the range of $23.0 million to $25.0 million. As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

These fiscal year 2018 outlook estimates do not include potential equity income from the Harvest at Limoneira project. Phase 1 site improvements are underway and the Company is currently engaged with potential homebuilders in the lot bidding process which puts the project on track to close initial lot sales in the first quarter of fiscal year 2019.

In addition, the Company owns 1,600 acres that are currently non-bearing lemons and are estimated to become full-bearing over the next four years. Beyond these 1,600 acres, Limoneira currently intends to plant an additional 500 acres of lemons in the next two years that will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its current level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. This is all organic growth and doesn’t include potential acquisition opportunities in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. International callers can dial (323) 794-2551. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, June 25, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 5952733.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2018, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Reiterating Fiscal Year 2018 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA is summarized and reconciled to net income attributable to Limoneira Company which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2018	2017	2018	2017
Net income attributable to Limoneira Company	$6,599	$3,540	$15,224	$1,468
Interest expense, net	284	417	794	851
Income tax provision (benefit)	2,380	2,158	(8,207)	918
Depreciation and amortization	1,744	1,614	3,434	3,191
EBITDA	$11,007	$7,729	$11,245	$6,428
Impairments of real estate development assets	—	120	—	120
Adjusted EBITDA	$11,007	$7,849	$11,245	$6,548

LIMONEIRA COMPANY

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

($ in thousands, except share amounts)

	April 30, 2018	October 31, 2017
Assets
Current assets:
Cash	$493	$492
Accounts receivable, net	17,239	10,953
Cultural costs	2,021	4,124
Prepaid expenses and other current assets	6,560	6,981
Income taxes receivable	570	570
Total current assets	26,883	23,120

Property, plant and equipment, net	190,029	188,225
Real estate development	93,098	81,082
Equity in investments	18,280	14,061
Investment in Calavo Growers, Inc.	28,110	22,110
Other assets	10,753	10,433
Total Assets	$367,153	$339,031

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,679	$6,311
Growers payable	12,324	8,828
Accrued liabilities	6,250	5,177
Fair value of derivative instrument	40	268
Current portion of long-term debt	3,194	3,030
Total current liabilities	27,487	23,614
Long-term liabilities:
Long-term debt, less current portion	107,684	102,083
Deferred income taxes	22,555	31,415
Other long-term liabilities	4,329	3,920
Sale-leaseback deferral	38,821	30,396
Total liabilities	200,876	191,428

Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2018 and October 31, 2017) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2018 and October 31, 2017) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2018 and October 31, 2017)	—	—
Common Stock – $.01 par value (39,000,000 shares authorized: 14,532,952 and 14,405,031 shares issued and outstanding at April 30, 2018 and October 31, 2017, respectively)	145	144
Additional paid-in capital	94,831	94,294
Retained earnings	47,849	34,692
Accumulated other comprehensive income	12,019	7,076
Noncontrolling interest	623	587
Total stockholders’ equity	155,467	136,793
Total Liabilities and Stockholders’ Equity	$367,153	$339,031

LIMONEIRA COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in thousands, except share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2018	2017	2018	2017
Net revenues:
Agribusiness	$41,865	$35,417	$72,198	$62,186
Rental operations	1,270	1,476	2,530	2,799
Real estate development	—	—	—	—
Total net revenues	43,135	36,893	74,728	64,985
Costs and expenses:
Agribusiness	28,798	26,455	56,960	52,799
Rental operations	976	950	2,041	2,005
Real estate development	39	40	69	125
Impairments of real estate development assets	—	120	—	120
Selling, general and administrative	3,942	3,116	8,016	6,963
Total costs and expenses	33,755	30,681	67,086	62,012
Operating income	9,380	6,212	7,642	2,973
Other income (expense):
Interest expense, net	(284)	(417)	(794)	(851)
Equity in earnings of investments	(126)	(141)	(83)	(67)
Other income, net	16	40	257	327
Total other expense	(394)	(518)	(620)	(591)

Income before income tax (provision) benefit	8,986	5,694	7,022	2,382
Income tax (provision) benefit	(2,380)	(2,158)	8,207	(918)
Net income	6,606	3,536	15,229	1,464
Net (income) loss attributable to noncontrolling interest	(7)	4	(5)	4
Net income attributable to Limoneira Company	6,599	3,540	15,224	1,468
Preferred dividends	(126)	(155)	(251)	(310)
Net income attributable to common stock	$6,473	$3,385	$14,973	$1,158

Basic net income per common share	$0.45	$0.24	$1.04	$0.08

Diluted net income per common share	$0.44	$0.24	$1.02	$0.08

Dividends per common share	$0.06	$0.06	$0.13	$0.11

Weighted-average common shares outstanding-basic	14,379,000	14,269,000	14,341,000	14,236,000
Weighted-average common shares outstanding-diluted	15,023,000	14,719,000	14,986,000	14,236,000